EXHIBIT 10.34


                        AMENDMENT TO EMPLOYMENT AGREEMENT


         THIS AMENDMENT TO EMPLOYMENT AGREEMENT is made as of the 29th day of August, 2000, by and between Horizon Group Properties, Inc, a Maryland corporation ("Employer"), and Gary J Skoien, an individual domiciled in the State of Illinois ("Executive").

         Employer and Executive previously entered into an Employment Agreement dated as of June 15, 1998 (the "Employment Agreement") providing for the employment of Executive by Employer for a term expiring June 15, 2001.

         By resolution adopted by Employer's Board of Directors at its meeting held August 29, 2000, Employer determined to amend certain sections of the Employment Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the continued service by Executive for Employer, Employer and Executive hereby amend the Employment Agreement as follows:

1. The first two sentences of Section 4(a)(i) are replaced in their entirety by the following:

         Employer may terminate this Agreement and Executive's employment pursuant to Section 2 or at any time for any reason or for no reason at all upon 30 days' prior written notice to Executive. In connection with the termination of Executive's services pursuant to either Section 2 or this Section 4(a)(i), Executive shall be entitled to receive (A) all accrued but unpaid amounts of the Base Salary through the effective date of termination, payable in accordance with the provisions of
         Section 3(a); (B) a pro rata portion of any Performance Bonus otherwise payable to Executive for the calendar year in which such termination occurs up to the effective date of such termination and, to the extent not previously paid, any Performance Bonus for any calendar years prior to the calendar year in which such termination occurs; (C) a termination distribution in an amount equal to the amount of the Base Salary then applicable (the "Normal Termination Distribution"), payable within 30 days of the effective date of termination; and (D) any vested benefits or amounts pursuant to Sections 3(c), 3(d), 3(e) and 3(f) through the effective date of termination, payable in accordance with the provisions of any such plan(s).

2. As amended hereby, the Employment Agreement remains in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

Horizon Group Properties, Inc.

By:                                           By:


/s/ David R. Tinkham                          /s/ Gary J. Skoien
------------------------------------          ---------------------------------
David R. Tinkham, Secretary                   Gary J. Skoien




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